CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 7, 2006 on the consolidated balance sheet of iCurie, Inc. as of December 31, 2005, and the related consolidated statements of operations, shareholder’s equity (deficit) and cash flows for the years ended December 31, 2005 and 2004 in the Amended Form SB-2 Registration Statement of iCurie, Inc. dated on or about April 11, 2006 and to the reference to our Firm under the caption “Experts” appearing herein.

PKF

Certified Public Accountants A Professional Corporation

New York, New York
April 11, 2006